UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 5, 2011
TORON INC
(Exact name of registrant as specified in its charter)
Nevada	333-165539	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1207 Royal York Road, Toronto, Ontario, Canada		M9A 4B5
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(403) 397-7211
n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

On August 5, 2011, we received a resignation from Ljubisa Vujovic.  Mr. Vujovic resigned as president, chief executive officer, chief financial officer and as a director of our company.  His resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

Concurrently with Mr. Vujovic’s resignation, on August 5, 2011, we appointed Michael Whitehead as president, chief executive officer, chief financial officer and as a member to our board of directors.

Michael Whitehead – President, Chief Executive Officer, Chief Financial Officer and Director

Since July 2010, Michael Whitehead has been the president, chief executive officer and director of Silver Corp., a privately owned company based in Calgary, Alberta, Canada.  His primary duty and responsibility includes the day to day operations of the company and to seek out strategic opportunities.

From May 2007 to March 2009, Mr. Whitehead was the president, chief executive officer and directors of Copper One Inc. (formerly, Continent Resources Inc.), a mineral exploration company based in Vancouver, British Columbia, Canada.  As officer and director of the company, his responsibilities included securing acquisitions and other joint ventures in order to increase shareholder value.

From May 2006, Michael Whitehead was the president, chief executive officer and director of Vital Resources Corp. (formerly, Fulcrum Resources Inc.), an exploration company based in Montreal, Quebec, Canada.  His duties as officer and director of the company included the administration of the company, financings, and building the company through acquisitions.  Mr. Whitehead resigned as the company’s officer but remains as a member to the company’s board of directors.

We appointed Mr. Whitehead as our officer and director due to his mining experience and his knowledge of publicly listed companies.

Our board of directors solely consists of Michael Whitehead.  There have been no transactions between our company and Mr. Whitehead since the company’s last fiscal year which would be required to be reported herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORON INC.
/s/ Michael Whitehead
Michael Whitehead
President and Director

Date:	August 9, 2011

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